Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements (Nos. 333-20191, 333-51143, 333-46588 and 333-119329) on Form S-8 of Washington Federal, Inc. of our report dated June 27, 2022 appearing in this Annual Report on Form 11-K of Washington Federal Bank 401(k) Plan for the year ended December 31, 2021.

/s/ Plante Moran PLLC

Chicago, Illinois
June 27, 2022